As filed with the Securities and Exchange Commission on August 29, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPRINGBIG HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7371	88-2789488
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

621 NW 53rd Street

Suite 340

Boca Raton, Florida 33487

(800) 772-9172

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s

Principal Executive Offices)

Jaret Christopher

Chief Executive Officer

621 NW 53rd Street

Suite 340

Boca Raton, Florida 33487

(800) 772-9172

(Address, Including Zip Code, and Telephone Number, Including Area Code, of agent for service)

Copy to:

Aslam A. Rawoof

Benesch, Friedlander, Coplan & Aronoff LLP

1155 Avenue of the Americas, Floor 26

New York, New York 10036

Telephone: (646) 593-7050

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 29, 2025

16,000,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

25,173,216 SHARES OF COMMON STOCK

6,000,000 PRIVATE WARRANTS

51,414,012 SHARES OF COMMON STOCK UNDERLYING CONVERTIBLE NOTES

This prospectus relates to the issuance by us of up to an aggregate of 16,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of SpringBig Holdings, Inc. (formerly known as Tuatara Capital Acquisition Corporation, or “Tuatara”, the predecessor of SpringBig Holdings, Inc.), a Delaware corporation (the “Company”) consisting of (i) 6,000,000 shares of Common Stock issuable upon the exercise of 6,000,000 warrants (the “private placement warrants”) originally issued in a private placement in connection with the initial public offering of Tuatara Capital Acquisition Corporation, a Cayman Islands exempted company (“Tuatara”), by the holders thereof and (ii) 10,000,000 shares of Common Stock issuable upon the exercise of 10,000,000 warrants (the “public warrants” and, together with the private placement warrants, the “warrants”) originally issued in the initial public offering of Tuatara (the “IPO”) at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock of Tuatara and one-half of one public warrant by holders thereof. We will receive the proceeds from the exercise of any warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (A) up to 21,590,291 shares of Common Stock consisting of (i) 1,310,000 shares of Common Stock purchased by subscribers in a private placement pursuant to separate subscription agreements (such subscribers, the “PIPE Investors”) at a purchase price of $10.00 per share, plus 31,356 shares paid to certain PIPE Investors at a value of $10.00 per share pursuant to the convertible notes with certain PIPE Investors (collectively, the “PIPE shares”), (ii) 4,000,000 shares of Common Stock (the “Founder Shares”) originally issued in a private placement to TCAC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and certain affiliates for an initial aggregate purchase price of $25,000, or $0.00625 per share, in a private placement in connection with the IPO of Tuatara, and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination as merger consideration at an acquiror share value of $10.00 per share, for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuable upon the exercise of the warrants described above, (C) 6,000,000 private placement warrants, which were purchased by the Sponsor at a price of $1.00 per warrant, or $6,000,000 in the aggregate, (D) up to 1,700,000 shares of Common Stock (the “YB Shares”) issued to certain holders in connection with the Settlement Agreement (as defined below), (E) up to 691,362 shares of Common Stock (the “Service Shares”) issued to certain service providers of the Company in consideration for services rendered, and (F) up to 1,191,563 shares of Common Stock (the “VICE Acquisition Shares”) issued to certain holders, including Jaret Christopher, our Chairman and Chief Executive Officer, as consideration for the acquisition of VICE CRM, LLC, a Massachusetts limited liability company (“VICE CRM”) in connection with the Equity Purchase Agreement (as defined below).

This prospectus also relates to the resale, from time to time, by the Selling Securityholders named herein that hold the Company’s Senior Secured Convertible Promissory Notes due 2027 (the “Convertible Notes” and such Selling Stockholders, the “Convertible Notes Selling Stockholders”) of an aggregate of up to 51,414,012 shares of Common Stock reserved for issuance upon the conversion of the Convertible Notes currently held by the Convertible Notes Selling Stockholders (the “Conversion Shares”). To the extent that Common Stock is issued by the Company under the terms of the Convertible Notes, substantial amounts of shares of Common Stock could be issued and resold, which would cause dilution and may impact the Company’s stock price. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity & Capital Resources” for additional information. The Company issued the Convertible Notes to the Convertible Notes Selling Stockholders for $6,400,000 in total cash consideration. The Conversion Shares are issuable at an original conversion price of $0.15 per share. We are not selling any of the Conversion Shares under this prospectus and will not receive any of the proceeds from the sale of the Conversion Shares by the Convertible Notes Selling Stockholders.

On June 14, 2022, Tuatara consummated the previously announced business combination of Tuatara and SpringBig, Inc., a Delaware corporation (“Legacy SpringBig”). Pursuant to the merger agreement, prior to the closing of the business combination, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Pursuant to the terms of the merger agreement, HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara (“Merger Sub”), merged with and into Legacy SpringBig, and the separate existence of Merger Sub ceased, with Legacy SpringBig surviving the merger and continuing in existence as a subsidiary of the Company. In connection with the closing of the business combination, the registrant changed its name from Tuatara Capital Acquisition Corporation to “SpringBig Holdings, Inc.”

We are registering the resale of shares of Common Stock and warrants as required by (i) an amended and restated registration rights agreement, dated as of June 14, 2022 (the “Sponsor Registration Rights Agreement”), entered into by and among the Company, the Sponsor and certain other parties thereto, (ii) subscription agreements, pursuant to which subscription investors purchased subscription shares in a privately negotiated transaction in connection with the consummation of the business combination, (iii) the Settlement Agreement, dated September 7, 2023 (the “Settlement Agreement”), by and between Yuzz Buzz, LLC, Jason Wright, and Michael Gross, on the one hand, and the Company, SpringBig, Inc., Medici Holdings V, Inc. (f/k/a SpringBig, Inc.), and Jeffrey Harris, on the other hand, (iv) service agreements, pursuant to which service providers provided services in exchange for the issuance of shares in privately negotiated transactions, (v) the Equity Purchase Agreement, dated as of July 31, 2025 (the “Equity Purchase Agreement”) by and between the Company, VICE CRM and Mr. Christopher, our Chairman and Chief Executive Officer, and the other sellers party thereto, pursuant to which the Company acquired VICE CRM and (vi) the Registration Rights Agreement, dated January 23, 2024 (the “Convertible Notes Registration Rights Agreement”), by and among the Company and the Convertible Notes investors party thereto.

The shares of Common Stock being offered for resale pursuant to this prospectus by the selling securityholders represent approximately 197% of shares outstanding of the Company as of July 22, 2025 (after giving effect to the issuance of shares upon exercise of outstanding public warrants, private placement warrants and Convertible Notes). Given the substantial number of shares of Common Stock being registered for potential resale by selling securityholders pursuant to this prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in Tuatara’s IPO, certain of the selling securityholders, including the Sponsor, may still have an incentive to sell shares of our Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. For example, based on the closing price of our common stock of $0.033 as of August 28, 2025, the Sponsor and other holders of the Founder Shares (assuming all shares are fully vested) would experience a potential profit of up to approximately $0.023 per share, or up to approximately $0.1 million in the aggregate.

We will not receive any proceeds from the sale of shares of our Common Stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The exercise price of our public warrants and private placement warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock, which is currently below the $11.50 exercise price. If the trading price for our common stock is less than $11.50 per share, we believe holders of our public warrants and private placement warrants will be unlikely to exercise their warrants.

However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of the Securities” for more information.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Common Stock is quoted for trading on OTCQB Market under the symbol “SBIG,” and began trading on OTCQB Market on April 1, 2025. On August 28, 2025, the closing price of our common stock was $0.033 per share of Common Stock.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and any prospectus supplements we may file carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” in this prospectus.

You should rely only on the information contained in this prospectus or in any prospectus supplements we may file. Neither we nor the Selling Securityholders have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any prospectus supplements we may file. The information contained in this prospectus or in any prospectus supplements we may file is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholders are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Securityholders have done anything that would permit this offering (the “Offering”) or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus applicable to that jurisdiction.

We may authorize the Selling Securityholders to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus. This prospectus, together with any applicable prospectus supplements and any related free writing prospectuses, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “SpringBig,” “we,” “us,” “our” and similar terms refer to SpringBig Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

i

FREQUENTLY USED TERMS

As used in this document, references to:

“amended and restated merger agreement” are to the amended and restated agreement and plan of merger, dated as of April 14, 2022, by and among Tuatara, Merger Sub and Legacy SpringBig, as amended by Amendment No. 1, dated as of May 7, 2022;

“amended and restated registration rights agreement” are to the Amended and Restated Registration Rights Agreement entered into, by and among Tuatara, Sponsor, Legacy SpringBig, and the other signatories thereto;

“business combination” are to the transactions contemplated by the merger agreement;

“Canadian CRTC” are to the Canadian Radio-Television and Telecommunications Commission;

“Cannabis Act” are to the Cannabis Act (Canada);

“Code” are to the Internal Revenue Code of 1986, as amended;

“Common Shares,” “Common Stock” or “Shares” are to the shares of common stock of SpringBig Holdings, Inc., par value $0.0001 per share;

“Company,” “SpringBig,” “we,” “us,” “our” and similar terms are to SpringBig Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries;

“COVID-19” are to SARS-Cov-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks;

“CSA” are to the U.S. Controlled Substances Act of 1970, as amended;

“DGCL” are to the Delaware General Corporation Law, as amended;

“effective time” are to the effective time of the certificate of merger effecting the merger contemplated by the amended and restated merger agreement;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“FCC” are to the United States Federal Communications Commission;

“GAAP” are to United States generally accepted accounting principles;

“Legacy SpringBig” are to SpringBig, Inc., a Delaware corporation, prior to the business combination, and a wholly-owned subsidiary of SpringBig following the business combinations;

“merger” are to the merger evidenced by a certificate of merger between Merger Sub and Legacy SpringBig pursuant to which Merger Sub merged with and into Legacy SpringBig, with Legacy SpringBig continuing as the surviving entity and a subsidiary of SpringBig;

“merger agreement” are to the original merger agreement and the amended and restated merger agreement, collectively, as amended or modified from time to time, by and among Tuatara, Merger Sub and Legacy SpringBig;

“Merger Sub” are to HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara;

“Nasdaq” are to The Nasdaq Stock Market LLC;

“original merger agreement” are to the agreement and plan of merger, dated as of November 8, 2021, by and among Tuatara, Merger Sub and SpringBig;

“PIPE subscription financing” are to the aggregate $13,100,000 of proceeds from the issuance of the subscription shares;

“SaaS” are to software-as-a-service;

“Securities Act” are to the Securities Act of 1933, as amended;

“Sponsor” are to TCAC Sponsor, LLC a Delaware limited liability company;

“TCPA” are to the United States Telephone Consumer Protection Act of 1991, as amended;

“transfer agent” are to Continental Stock Transfer & Trust Company, as transfer agent;

“Tuatara,” “we,” “our” or “us” are to Tuatara Capital Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands, the predecessor entity to SpringBig; and

“$,” “US$” and “U.S. dollar” each refer to the United States dollar.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “become,” “potential,” “predict,” “project,” “should,” “would,” “opportunity,” “mission,” “goal,” “positioned” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to:

●	our relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful, and the possibility that we may not be able to generate sufficient revenue to become profitable or maintain profitability in the future;

●	the possibility that if we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, if we fail to retain our existing clients or acquire new clients, and/or if we fail to expand effectively into new markets, our revenue may decrease and our business may be harmed;

●	our significant working capital deficiency and history of losses, and the possibility that we may need to raise additional funds to meet our obligations and sustain our operations, and may not achieve profitability in the future;

●	the possibility that federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the CSA, and that a change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations;

●	the possibility that some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations; and

●	other risks and uncertainties indicated from time to time in filings made with the SEC.

These risks are not exhaustive. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future.

SUMMARY OF THE PROSPECTUS

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, any accompanying prospectus supplement, any applicable free writing prospectus and the documents incorporated by reference herein and therein. You should read all such documents carefully, especially the risk factors and our management’s discussion and analysis and financial statements and the related notes included or incorporated by reference herein or therein, before deciding to invest.

Overview of the Company

Our Mission

We provide our clients with an easy-to-use loyalty, digital communications platform that drives their consumers to action. SpringBig empowers our clients to effectively communicate with, increase the loyalty of, and expand their consumer population through the provision of an integrated technology platform supported by robust analytics. Our goal is to become the leading SaaS software platform to cannabis retailers and brands, providing data-driven loyalty, marketing and consumer buying experience solutions throughout the U.S. and Canada, and ultimately expanding internationally and into other regulated markets.

Summary of Our Business

SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands. SpringBig believes that it is a market leader in its product categories based on a number of factors, including amongst other, (i) the number of SpringBig customers and consumers enrolled on SpringBig’s platform (as a percentage of known licensed cannabis retailers enrolled in SpringBig’s product service); (ii) scale (SpringBig has operations and clients in all states that have legalized cannabis); (iii) the comprehensive services offered by SpringBig; (iv) the technology offered by SpringBig that, amongst other things, connects the three categories of participants in the cannabis ecosystem (customers, retailers and brands) and provides effective communications and marketing to end-consumers; (v) SpringBig’s expertise in loyalty programs and marketing automation: and (vi) SpringBig’s ability to provide data analytics.

Since our inception in 2016, we have leveraged our deep expertise in loyalty marketing to develop solutions that address the key challenges faced by retailers and brands, including those in the cannabis industry. Stringent, complex, and rapidly evolving regulations have resulted in restricted access to traditional marketing channels for cannabis retailers and brands, preventing them from utilizing many traditional methods for effectively accessing and engaging with consumers. In addition, the lack of industry-specific data and market intelligence solutions limit cannabis retailers’ and brands’ ability to efficiently market their products, thereby hindering their growth. Our platform enables our clients to increase brand awareness, engage customers, improve retention, and access actionable consumer feedback data to improve marketing. Our clients can use our loyalty marketing, digital communications, and text/email/push marketing solutions to drive new customer acquisition, customer spend and retail foot traffic. Our proven business-to-business-to-customer (“B2B2C”) software platform creates powerful network effects between retailers and brands and provides an ability for both to connect directly with consumers. As retailers and brand scale, a virtuous cycle is created, ultimately expanding SpringBig’s reach, strengthening our value proposition. In addition, our platform enables clients to offer consumers a paid-for premium loyalty tier and facilitates the use of prepaid gift cards within the loyalty wallet as a method of payment.

Today, we serve approximately 900 clients across approximately 2,300 distinct retail locations in North America. Our clients distributed approximately 600 million messages during 2024, and in the last year more than $7.5 billion of gross merchandise value (“GMV”) was accounted for by our clients utilizing our platform.

We believe SpringBig is well positioned to continue to be a leading software platform for cannabis retailers and brands by providing data-driven loyalty and marketing solutions to enhance a frictionless consumer buying experience.

What SpringBig Does

We have developed and commercialized a comprehensive suite of Software-as-a-Service (“SaaS”) solutions for our customers (who we refer to as “clients” and their end-user customers as “customers” or “consumers”).

Through their subscriptions, our retail clients have access to in-depth campaign data, robust analytics, and actionable feedback and summaries to help inform their business decisions and maximize customer engagement and retention. When a client subscribes to our platform, we charge affordable initial set-up fees and the majority of our revenue is derived from a monthly recurring subscription fee. Typically, our subscription agreements extend for twelve months, and unless terminated in accordance with their terms, generally renew for subsequent and recurring twelve-month periods. Our client subscriptions cover access to our platform as well as messaging services.

Within the terms of a subscription, a client receives a pre-determined quantum of communication credits per month, and we invoice the client additional amounts if the pre-determined credit volume is exceeded in any month (though the subscription agreements do not stipulate the volume of messages the client must cause to be sent during a month). The fees for such excess use are set forth in the client’s subscription agreement. In some cases, a client has separate subscriptions relating to the use of the software platform and the communications and, in other cases, these are bundled into a single subscription.

The monthly subscription fee charged to SpringBig’s clients is set forth in such client’s subscription agreement and is based on the scope of the subscription, which is determined based on (1) the number of customers on a client’s database (e.g., use of the SpringBig platform) and/or (2) the pre-determined quantum of communication credits that such client may use per month. As noted above, if this pre-determined credit volume is exceeded in any month, SpringBig will invoice the client for such excess use by the client.

Secondly, we also generate revenue by empowering brands with direct access to consumers via our brands platform. Our brands platform allows brands to advertise and engage cannabis consumers, drive brand awareness, acquire VIP customers with high lifetime value, and access detailed reporting insights into essential campaign attribution metrics.

Thirdly, we also generate revenue when our clients utilize the paid-for premium loyalty tier in our platform through a revenue sharing arrangement with our client whereby SpringBig receives a proportion of the subscription paid by consumers; and generate revenue on prepaid gift cards, which is calculated as a proportion of the value of the gift card amount.

Summary Risk Factors

The following is a summary of select risks and uncertainties that could materially adversely affect us and our business, financial condition and results of operations. Before you invest in our Common Stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

Risks Related to This Offering

●	We are engaged in multiple transactions and offerings of Company securities. Future resales and/or issuances of shares of our common stock, including pursuant to this prospectus may cause the market price of our shares to drop significantly.

●	The issuance of our shares of common stock in connection with the purchase agreement related to the Convertible Notes or that may otherwise be issued and/or sold by the Company or selling securityholders, could cause substantial dilution, which could materially affect the trading price of our shares of common stock.

●	Our common stock is quoted on the OTCQB Market, a trading platform of OTC Markets Group, instead of a national exchange or quotation system. Accordingly, our investors may experience significant volatility in the market price of our stock and have difficulty selling their shares.

Risks Related to Our Business and Industry

●	We have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. We may not be able to generate sufficient revenue to become profitable or maintain profitability in the future.

●	If we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, if we fail to retain our existing clients or acquire new clients, and/or if we fail to expand effectively into new markets, our revenue may decrease, and our business may be harmed.

●	We have a significant working capital deficiency and a history of losses, may need to raise additional funds to meet our obligations and sustain our operations, and may not achieve profitability in the future.

●	Federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the CSA. A change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations.

●	Some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. We further cannot ensure that our clients will conduct their business in a way that complies with all laws. Allowing unlicensed or noncompliant businesses to access our platform and services or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation.

●	Our business is dependent on U.S. state laws and regulations and Canadian federal and provincial laws and regulations pertaining to the cannabis industry, its continued legalization, and the rapid changes in applicable laws and regulations may increase the risk that we will not be successful. We are subject to various standards, laws and regulations and any actual or perceived failure to comply with such obligations could harm our business.

●	Our business is dependent on the market acceptance of cannabis consumers and negative trends could adversely affect our business operations.

●	Our business is highly dependent upon our brand recognition and reputation, and any erosion or degradation of our brand recognition or reputation would likely adversely affect our business and operating results.

●	We face competition in marketing and advertising services available to our clients, and we expect competition to further intensify as the cannabis industry continues to evolve.

●	If we fail to predict and/or manage our growth effectively, our brand, business and operating results could be harmed.

●	If we are unable to recruit, train, retain and motivate key personnel, we may not achieve our business objectives.

●	If our current marketing model is not effective in attracting new clients, we may need to employ higher-cost sales and marketing methods to attract and retain clients, which could adversely affect our profitability.

●	We may be unable to scale and adapt our existing technology and network infrastructure in a timely or effective manner to ensure that our platform is accessible, which would harm our reputation, business and operating results.

●	Real or perceived errors, failures, or bugs in our platform or cyber security breaches, unauthorized access or other events could adversely affect our operating results and growth prospects and/or subject us to significant liability.

●	The impact of global, regional or local economic and market conditions or events may adversely affect our business, operating results and financial condition.

●	We may improve our products and solutions in ways that forego short-term gains.

●	Future investments in our growth strategy, including acquisitions, could disrupt our business and adversely affect our operating results, financial condition and cash flows.

●	We may need to raise additional capital, which may not be available on favorable terms, if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business. Further, we may be unable to obtain such financing.

●	Our obligations to the holder of the Convertible Notes are secured by a security interest in substantially all of our assets, so if we default on those obligations, the noteholders could foreclose on, liquidate and/or take possession of our assets. If that were to happen, we could be forced to curtail, or even to cease, our operations. The Convertible Notes also restricts our ability obtain additional debt and equity financing, which may restrict our ability to grow and finance our operations.

●	We may be subject to potential adverse tax consequences.

●	Changes in accounting standards or other factors could negatively impact our future effective tax rate.

●	Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.

●	Our business and our clients are subject to a variety of U.S. and foreign laws regarding financial transactions related to cannabis, which could subject our clients to legal claims or otherwise adversely affect our business.

●	We are dependent on our banking relations, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry.

●	Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business and/or in enforcing certain of our commercial contracts, which may expose us to additional risk and financial liability.

●	We may in the future be, subject to disputes and assertions by third parties with respect to alleged violations of intellectual property rights. These disputes could be costly to defend and could harm our business and operating results.

●	Some of our solutions contain open-source software, which may pose particular risks to our proprietary software and solutions.

●	The success of our business heavily depends on our ability to protect and enforce our intellectual property rights.

●	We do not intend to pay cash dividends for the foreseeable future.

●	We may be subject to securities litigation, which is expensive and could divert management attention.

●	A significant portion of our total outstanding shares may be issued and/or sold into the market in the near future. This would result in dilution to existing shareholders and could cause the market price of our shares of common stock to drop significantly, even if our business is doing well.

●	We may amend the terms of our public warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of common stock purchasable upon exercise of a warrant could be decreased, all without the approval of all security holders.

Corporate Information

We were originally formed on January 24, 2020 under the name “Tuatara Capital Acquisition Corporation,” as a blank check company incorporated as a Cayman Islands exempted company, incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 13, 2022, in anticipation of the consummation of the previously announced business combination among Tuatara, Merger Sub, and Legacy SpringBig, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and it then changed its name to SpringBig Holdings, Inc.

Our principal executive office is located at 621 NW 53rd Street, Suite 340, Boca Raton, Florida 33487. Our telephone number is (800) 772-9172. Our website address is www.springbig.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Recent Developments

VICE CRM Acquisition

As previously announced, the Company agreed in an offer letter with Mr. Christopher, among other things, that it intended to acquire VICE CRM LLC, which is controlled by Mr. Christopher, who is the Charmain of the Board of Directors and Chief Executive Officer of the Company. VICE CRM is an artificial intelligence (AI)-enabled performance marketing platform designed to optimize return on investment for consumer marketing campaigns in highly regulated industries. On July 31, 2025 (the “VICE Closing Date”), the Company entered into the Equity Purchase Agreement with VICE CRM, Mr. Christopher, David Schachter and Luis Aristides Diaz Madrid (together with Mr. Christopher and Mr. Schachter, the “Sellers”) pursuant to which the Company closed the acquisition of all of the issued and outstanding equity interests of VICE CRM on the Closing Date. Pursuant to the Equity Purchase Agreement, (i) the Company issued on the VICE Closing Date 772,133 shares of Common Stock to Mr. Christopher, 181,117 shares of Common Stock to Mr. Schachter and 238,313 shares of Common Stock to Mr. Madrid; and (ii) in addition, the Company agreed to issue an aggregate of shares of 1,191,563 Common Stock to Mr. Christopher after 12 months of Mr. Christopher’s continuous service to the Company. Under the Equity Purchase Agreement, the Company, VICE CRM and the Sellers have made customary representations and warranties and have agreed to be bound to customary covenants for transactions of this type.

The above summary of the Equity Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Equity Purchase Agreement, a copy of which is filed as Exhibit 10.26 to the registration statement of which this prospectus forms a part.

Jeffrey Harris Resignation

On July 29, 2025, Jeffrey Harris informed the Company by email that he had resigned as a member of the Company’s Board of Directors (the “Board”), of which he served as Chairman. A copy of the resignation email from Mr. Harris is filed as an exhibit to the registration statement of which this prospectus forms a part as Exhibit 99.1. The email did not state that his resignation was due to any disagreements with the Company or the Board. On August 4, 2025, the Board appointed Jaret Christopher, the Company’s Chief Executive Officer, as Chairman of the Board. Mr. Christopher was not selected pursuant to any arrangement or understanding between him and any other person. In addition, the Board reduced the size of the Board to five directors. As of August 4, 2025, the following serve as directors on the Board: Mr. Christopher, Matt Sacks, Sergey Sherman, Marc Shiffman and Mark Silver.

On August 11, 2025, the Company received a letter from Mr. Harris (the “Harris Letter”) indicating that disagreements with the Company led to his decision to resign from the Board, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part as Exhibit 99.2. The Company and Mr. Harris, who had served as the Company’s Chief Executive Officer until he stepped down on March 31, 2025, are currently engaged in litigation brought forth by Mr. Harris during the second quarter of 2025 against the Company related to a consulting agreement and a separation agreement, pursuant to which, among other items, (i) Mr. Harris was required to provide services to the Company for a twelve-month period commencing on April 1, 2025, including being available to the Board and management to help with strategic planning, (ii) as consideration for his services, Mr. Harris was to receive a consulting fee of $450,000 payable in eighteen equal monthly installments (the “Consulting Fee”) and (iii) the Company was required to grant to Mr. Harris 250,000 restricted stock units pursuant to its 2022 Long-Term Incentive Plan subject to vesting on the earlier of the occurrence of a change of control and March 31, 2026 (the “RSU Grant”). The Company has not paid the Consulting Fee or made the RSU Grant, which are mentioned in the Harris Letter in relation to his disagreement. The Company strongly disagrees with the assertions in the Harris Letter.

Legal Proceedings

From time to time, we may become involved in legal or regulatory proceedings arising in the ordinary course of our business. We do not currently, however, expect such legal proceedings to have a material adverse effect on our business, operating results or financial condition. However, depending on the nature and timing of a given dispute, an unfavorable resolution could materially affect our current or future results of operations or cash flows. For a description of developments to legal proceedings during the six months ended June 30, 2025, see “Litigation” under Note 15, “Commitments and Contingencies” to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2025, which is incorporated by reference into this prospectus.

Smaller Reporting Company

We are a “smaller reporting company” and will remain a smaller reporting company if either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter, or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. We intend to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition periods which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SpringBig’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

THE OFFERING

We are registering the issuance of an aggregate of 16,000,000 shares of our Common Stock issuable upon the exercise of our public warrants and private placements. We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of (A) up to 21,590,291 shares of Common Stock consisting of (i) 1,310,000 shares of Common Stock purchased by the PIPE Investors, plus 31,356 shares paid to certain PIPE Investors pursuant to the convertible notes with certain PIPE Investors (collectively, the “PIPE shares”), (ii) 4,000,000 shares of Common Stock as Founder Shares originally issued in a private placement to the Sponsor and certain affiliates in connection with the IPO of Tuatara, and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuance upon the exercise of the warrants described above, (C) 6,000,000 private placement warrants, (D) up to 1,700,000 shares of Common Stock as YB Shares, (E) up to 691,362 shares of Common Stock as Service Shares and (F) up to 1,191,563 shares of Common Stock as VICE Acquisition Shares, from time to time, through any means described in the section entitled “Plan of Distribution.” We are also registering the offer and sale from time to time by the Convertible Notes Selling Stockholders or their permitted transferees of an aggregate of up to 51,414,012 shares of Common Stock reserved for issuance upon the conversion of the Convertible Notes through any means described in the section entitled “Plan of Distribution.”

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 9 of this prospectus.

Issuance of Common Stock

Common Stock to be issued by the Company upon Exercise of the Public Warrants and Private Placement Warrants

16,000,000 shares, consisting of (i) 10,000,000 shares of Common Stock issuable upon the exercise of the public warrants and (ii) 6,000,000 shares of Common Stock issuable upon the exercise of the private placement warrants.

Common Stock Outstanding Prior to the Exercise of the Public Warrants and Private Placement Warrants	46,926,002 shares, as of July 22, 2025.

Common Stock Outstanding Assuming Exercise of all Warrants	62,926,002 shares, based on total shares outstanding as of July 22, 2025.

Exercise Price of Warrants	$11.50 per shares, subject to adjustment as described herein.

Use of Proceeds

We could potentially receive up to an aggregate of approximately $184 million from the exercise of all the public warrants and private placement warrants, assuming the exercise in full of all such warrants for cash at the $11.50 exercise price.

We expect to use the net proceeds from the exercise of such warrants, if any, for working capital and general corporate purposes; see “Use of Proceeds”.

We cannot predict when or whether the warrants will be exercised, and it is possible that some or all of the warrants may expire unexercised. We believe the likelihood that the securityholders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $11.50 per share, we believe the selling securityholders will be unlikely to exercise their warrants.

Resale of Common Stock and Warrants

Shares of Common Stock Offered by the Selling Securityholders

Up to an aggregate of (A) 21,590,291 shares of Common Stock consisting of (i) 1,341,356 PIPE shares, (ii) 4,000,000 Founder Shares and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuance upon the exercise of the warrants described above, (C) 1,700,000 YB Shares, (D) 691,362 Service Shares, and (E) 1,191,563 VICE Acquisition Shares.

Up to an aggregate of 51,414,012 Conversion Shares.

Warrants to Purchase Common Stock Offered by the Selling Securityholders	6,000,000 private placement warrants.

Use of Proceeds	We will not receive any proceeds from the resale of the Common Stock or warrants to be offered by the Selling Securityholders. With respect to shares of Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. In such case, we could potentially receive up to an aggregate of approximately $184 million from the exercise of all such warrants, assuming the exercise in full of all such warrants for cash at the $11.50 exercise price; we cannot predict when or whether the warrants will be exercised. We believe the likelihood that the securityholders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $11.50 per share, we believe the selling securityholders will be unlikely to exercise their warrants.

Market for Common Stock	Our common stock is currently traded on the OTCQB Market under the symbol “SBIG.”

Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Unless we specifically state otherwise or the context otherwise requires, the number of shares of our Common Stock that will be outstanding after this offering is based on 46,859,495 shares of our Common Stock outstanding as of June 30, 2025 and excludes (a) 1,450,697 shares of Common Stock subject to outstanding common stock options, (b) 48,276,080 shares of Common Stock subject to conversion under the Convertible Notes, as well as any other Common Stock that may be issued under the Convertible Notes, (c) 16,000,000 shares of Common Stock subject to warrant stock conversion, (d) 10,500,000 shares of Common Stock available for issuance to Legacy SpringBig holders if the earnout conditions under the merger agreement are met, and (e) 17,047,306 shares of Common Stock underlying restricted stock units.

Unless we specifically state otherwise or the context otherwise requires, this prospectus reflects and assumes no exercise or issuance of our Common Stock pursuant to the plans described above.

For additional information concerning the offering, see “Plan of Distribution”.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the risks and uncertainties set forth under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as the other information in this prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our most recent Annual Report on Form 10-K, before deciding whether to invest. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

We are engaged in multiple transactions and offerings of Company securities. Future resales and/or issuances of shares of our common stock, including pursuant to this prospectus may cause the market price of our shares to drop significantly.

To the extent that the Convertible Notes are converted to shares of Common Stock, substantial amounts of shares of Common Stock will be issued and available for resale, which would cause dilution and represent a significant portion of our public float and may result in substantial decreases to the Company’s stock price.

Additionally, there are 10,000,000 outstanding Public Warrants to purchase 10,000,000 shares of Common Stock at an exercise price of $11.50 per share, which warrants became exercisable on July 14, 2022. In addition, there are 6,000,000 private placement warrants outstanding exercisable for 6,000,000 shares of Common Stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of Common Stock will be issued, which, along with the shares of Common Stock being registered for resale under this prospectus, will result in dilution to the holders of our Common Stock and increase the number of shares of Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares of Common Stock in the public market could adversely affect the market price of our Common Stock.

The shares of Common Stock being offered for sale pursuant to this prospectus represent approximately 197% of the shares of Common Stock outstanding of the Company as of July 22, 2025 (assuming the issuance of shares of Common Stock upon exercise of all warrants and the conversion of the Convertible Notes).

Given the substantial number of shares of Common Stock being registered for potential resale, the sale—or the perception of such sales—of a large number of shares by selling securityholders, could result in an increase in the volatility of the market price of our Common Stock and a significant decline in the public trading price of our Common Stock. Such decline in market price could be substantial.

Even if our trading price is significantly below $10.00, the offering price for the units offered in Tuatara’s IPO, certain selling securityholders, including the Sponsor, may still have an incentive to sell shares of Common Stock of our Common Stock even if the trading price of our Common Stock declines, because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. For example, based on the closing price of our common stock of $0.033 as of August 28, 2025, the Sponsor and other holders of the Founder Shares (assuming all shares are fully vested) would experience a potential profit of up to approximately $0.023 per share, or up to approximately $0.1 million in the aggregate. The public securityholders may not experience a similar rate of return on the securities they purchase or have previously purchased due to differences in the purchase prices and the current trading price.

The issuance of our shares of common stock in connection with the purchase agreement related to the Convertible Notes or that may otherwise be issued and/or sold by the Company or selling securityholders, could cause substantial dilution, which could materially affect the trading price of our shares of common stock.

To the extent that the Convertible Notes are converted into or exercised for shares of common stock, substantial amounts of our shares of common stock will be issued. Under certain default circumstances, the Convertible Notes may become exercisable at prevailing prices or discounts to prevailing prices, and the conversion price of the Convertible Notes will be adjusted in the event that the Company issues additional equity securities under certain issuances below the applicable conversion price. We are required to reserve 150% of the original number of shares obtainable under the Convertible Notes to provide for these circumstances. Although we cannot predict the number of our shares of common stock that will actually be issued in connection with any such conversions and/or sales, such issuances could result in substantial decreases to our stock price.

Further, substantial amounts of our shares of common stock may also be issued, sold and/or resold pursuant to the Company’s equity incentive plan, which could cause further substantial dilution of our shares of common stock and materially impact the trading price of our shares of common stock.

Our common stock is quoted on the OTCQB Market, a trading platform of OTC Markets Group, instead of a national exchange or quotation system. Accordingly, our investors may experience significant volatility in the market price of our stock and have difficulty selling their shares.

Following our delisting from Nasdaq, beginning as of April 1, 2025, our common stock is currently quoted on the OTCQB Market, a trading platform of OTC Markets Group, under the ticker symbol “SBIG.” The OTC Markets Group is a regulated quotation service that displays real-time quotes, last sale prices, and volume limitations in over-the-counter securities. Trading in shares quoted on an OTC Markets Group trading platform is often thin and characterized by volatility in trading prices. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. As a result, there may be wide fluctuations in the market price of the shares of our Common Stock for reasons unrelated to operating performance, and this volatility, when it occurs, may have a negative effect on the market price for our securities. Moreover, the OTC Markets Group is not a national stock exchange, and trading of securities on one of its trading platforms is often more sporadic than the trading of securities listed on a national quotation system or stock exchange. Accordingly, our stockholders may not be able to realize a fair price from their securities when they determine to sell them or may have to hold them for a substantial period of time until the market for our common stock improves, and as a result of our delisting from the Nasdaq and our quotation for trading on the OTCQB Market, we may be negatively impacted in our ability to raise equity financing, be limited in our ability to issue additional securities or obtain additional financing in the future, and may face negative impacts on our reputation and, consequently, our business.

USE OF PROCEEDS

All shares of our Common Stock and private warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We could potentially receive up to an aggregate of approximately $184 million from the issuance of Common Stock offered hereby upon the exercise of all outstanding warrants, assuming the exercise in full of such warrants for cash at the $11.50 exercise price. We expect to use the net proceeds, if any, from the exercise of the warrants for general corporate purposes, which may include, among other purposes, servicing our ongoing debt obligations under our Convertible Notes and Term Notes. We will have broad discretion over the use of proceeds from the exercise of the warrants.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

We believe the likelihood that the securityholders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $11.50 per share, we believe the securityholders will be unlikely to exercise their warrants. The closing trading price of our Common Stock as of August 28, 2025, was $0.033 per share.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the warrants offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share. The public warrants are quoted for trading on OTC Pink Sheets under the symbol “SBIGW.”

We cannot currently determine the price or prices at which shares of our Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

The Common Shares are currently quoted for trading on OTCQB Market under the symbol “SBIG” and the public warrants are quoted for trading on OTC Pink Sheets under the symbol “SBIGW.” As of August 28, 2025, there were 44 holders of record of our Common Shares.

Dividend Policy

We have not declared or paid any dividends on our Common Shares to date. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of the Common Shares as of July 22, 2025 by:

●	each person known by the Company to be the beneficial owner of more than 5% of outstanding Common Shares;

●	each of the Company’s named executive officers and directors; and

●	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The ownership percentages set forth in the table below are based on 46,926,002 Common Shares issued and outstanding as of July 22, 2025 and unless otherwise noted below, do not take into account the issuance of any Common Shares issuable (i) upon exercise of warrants or (ii) underlying vested incentive equity awards, where the number of shares underlying such awards is not determinable until the actual payment date of such awards. However, shares that a person has the right to acquire within 60 days of July 22, 2025 are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, we believe the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Shares.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by such person. Except as otherwise noted below, the address for persons or entities listed in the table is c/o SpringBig Holdings, Inc., 621 NW 53rd Street, Ste. 340, Boca Raton, FL 33487. Unless otherwise indicated, the number of shares of Common Stock issuable to the holder of any Convertible Notes reported in the table below does not give effect to any accrued and unpaid interest that is payable by adding such interest to the outstanding amount owing under the Convertible Notes.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders
Mark Silver(1)	23,979,796	33.8
Lightbank Asset Management, LLC(2)	16,000,000	25.4
Jeffrey Harris(3)	7,300,756	15.1
Tuatara Capital Fund, II, L.P.(4)	4,470,000	9.5
AWM Investment Company, Inc.(5)	4,448,974	9.5
Executive Officer and Directors of the Company
Jaret Christopher(6)	797,133	1.7
Jason Moos	-	-
James Cabral	-	-
Matt Sacks	-	-
Marc Shiffman	-	-
Mark Silver(1)	23,979,796	33.8
Sergey Sherman	-	-
All directors and named executive officers of SpringBig as a group post-business combination (7 individuals):	24,776,929	34.9

(1)	Consists of shares of Common Stock issuable upon conversion of the Convertible Notes held of record by Shalcor Management, Inc., after giving effect to accrued interest that has been added to the outstanding principal balance. Mark Silver is the President of Shalcor Management, Inc. and as such could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by Shalcor Management, Inc., but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(2)	Based on a Schedule 13D filed by Lightbank Asset Management, LLC on August 8, 2024. Consists of shares of Common Stock issuable upon conversion of the Convertible Notes. The Convertible Notes are held for the account of Lightbank II, L.P. (“Lightbank II”), an investment fund managed by Lightbank Asset Management LLC, a Delaware limited liability company (“LAM”), which are convertible into 16,000,000 shares of Common Stock within 60 days of August 1, 2024 (the “Event Date”). Eric Lefkofsky (“Mr. Lefkofsky” and, together with LAM, the “Reporting Persons”) is the Co-Managing Partner of LAM. As a result, each of LAM and Mr. Lefkofsky share the power to vote and the power to direct the disposition of all securities of the Company reported herein. Thus, each of LAM and Mr. Lefkofsky may be deemed to beneficially own 16,000,000 shares of Common Stock deemed issued and outstanding as of such date. The principal business address for each of the beneficial owners is 600 West Chicago Avenue, Chicago, Illinois 60654.

(3)	Based on a Schedule 13D/A filed by Jeffrey Harris and Medici Holdings V, Inc. (“Medici”) on January 22, 2025. Medici is an estate planning vehicle through which Mr. Harris shares ownership with family members of Mr. Harris and for which Mr. Harris may be deemed to have investment discretion and voting power. Includes 4,743,120 shares of Common Stock held by Medici, 1,066,666 shares of Common Stock issuable to Mr. Harris upon conversion the Convertible Notes and 265,365 options exercisable for shares of common stock within 60 days. See above under “Summary of the Prospectus—Recent Developments—Jeffrey Harris Resignation.”

(4)	Based on a Schedule 13G filed by TCAC Sponsor, LLC on February 9, 2022. Includes 3,870,000 shares of common stock held by TCAC Sponsor, LLC (the “Sponsor”) and 600,000 shares of common stock held by Tuatara Capital Fund II, L.P. Tuatara Capital Fund II, L.P. (“Fund II”) is the sole member of TCAC Sponsor, LLC. Accordingly, shares of common stock held by TCAC Sponsor, LLC may be attributed to Fund II. Fund II is controlled by a board of managers comprised of three individuals - Albert Foreman, Mark Zittman and Marc Riiska. Any action by our sponsor with respect to our company or the founders’ shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers of Fund II. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Fund II’s managers, none of the managers is deemed to be a beneficial owner of our sponsor’s securities, even those in which he holds a pecuniary interest. Accordingly, none of the managers is deemed to have or share beneficial ownership of the founders’ shares held by the Sponsor. The principal business address for each of the beneficial owners is 655 Third Avenue, 8th Floor, New York, New York 10017.

(5)	Based on a Schedule 13G filed by AWM Investment Company, Inc., a Delaware corporation (“AWM”) on May 9, 2025. AWM is the investment adviser to Special Situations Cayman Fund, L.P. (“CAYMAN”), Special Situations Fund III QP, L.P. (“SSFQP”) and Special Situations Private Equity Fund, L.P. (“SSPE”). (CAYMAN, SSFQP and SSPE will hereafter be referred to as the “Funds”). As the investment adviser to the Funds, AWM holds sole voting and investment power over 449,767 shares of Common Stock held by CAYMAN, 1,568,426 shares of Common Stock held by SSFQP and 2,430,781 shares of Common Stock held by SSPE. David M. Greenhouse (“Greenhouse”) and Adam C. Stettner (“Stettner”) are members of: SSCayman, L.L.C., a Delaware limited liability company (“SSCAY”), the general partner of CAYMAN; MGP Advisers Limited Partnership, a Delaware limited partnership (“MGP”), the general partner of SSFQP and MG Advisers, L.L.C., a New York limited liability company (“MG”), the general partner of SSPE. Greenhouse and Stettner are also controlling principals of AWM. The principal business address for AWM is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

(6)	Includes 772,133 shares of Common Stock issued as VICE Acquisition Shares.

SELLING STOCKHOLDERS

The Selling Securityholders acquired the private placement warrants and shares of our Common Stock from us in private offerings pursuant to exemptions from registration under the Securities Act in connection with a private placement concurrent with Tuatara’s initial public offering and in connection with the business combination, or otherwise acquired shares of Common Stock in connection with the business combination that are subject to restrictions on resale or otherwise provided with registration rights. Pursuant to the amended and restated registration rights agreement and the subscription agreements, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the private placement warrants (and the shares of Common Stock that may be issued upon exercise of the private placement warrants) and (ii) the shares of our Common Stock issued to the Selling Securityholders.

The Selling Securityholders may use the shelf registration statement to sell (A) up to 21,590,291 shares of Common Stock consisting of (i) 1,310,000 shares of Common Stock purchased by the PIPE Investors at a purchase price of $10.00 per share, plus 31,356 shares paid to certain PIPE Investors at a value of $10.00 per share pursuant to the convertible notes with certain PIPE Investors (collectively, the “PIPE shares”), (ii) 4,000,000 shares of Common Stock (the “Founder Shares”) originally issued in a private placement to TCAC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and certain affiliates for an initial aggregate purchase price of $25,000, or $0.00625 per share, in a private placement in connection with the IPO of Tuatara, and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination as merger consideration at an acquiror share value of $10.00 per share, for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuable upon the exercise of the warrants described above, (C) 6,000,000 private placement warrants, which were purchased by the Sponsor at a price of $1.00 per warrant, or $6,000,000 in the aggregate, (D) up to 1,700,000 shares of Common Stock as YB Shares, (E) up to 691,362 shares of Common Stock as Service Shares, (F) up to 1,191,563 shares of Common Stock as VICE Acquisition Shares, and (G) up to 51,414,012 shares of Common Stock reserved for issuance upon the conversion of the Convertible Notes, from time to time, through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock and/or warrants being offered and the terms of the offering. The Selling Securityholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Common Stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s Common Stock.

On August 28, 2025, the last reported sale price of our Common Stock on the OTCQB Market was $0.033 per share and the last reported sale price of our public warrants on OTC Pink Sheets was $0.0023. Even with a trading price for our Common Stock significantly below $10.00, the offering price for the units offered in Tuatara’s IPO, certain of the selling securityholders, including the Sponsor, may still have an incentive to sell shares of our Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. Based on the closing price of our common stock of $0.033 as of August 28, 2025, the Sponsor and other holders of the Founder Shares (assuming all shares are fully vested) would experience a potential profit of up to approximately $0.023 per share, or up to approximately $0.1 million in the aggregate. Public holders of our shares of Common Stock may not experience a similar rate of return on their shares as a result of these variations in share prices.

We will not receive any proceeds from the sale of shares of our Common Stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The exercise price of our public warrants and private placement warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock, which is currently below the $11.50 exercise price. If the trading price for our common stock is less than $11.50 per share, we believe holders of our public warrants and private placement warrants will be unlikely to exercise their warrants.

Except as set forth in the footnotes below, the following table sets forth certain information as of July 22, 2025 regarding the beneficial ownership of our Common Stock and warrants by the Selling Securityholders and the shares of Common Stock and warrants being offered by the Selling Securityholders (“Registrable Securities”). The applicable percentage ownership of Common Stock is based on 46,926,002 shares of our Common Stock outstanding as of July 22, 2025 and do not take into account the issuance of any shares of Common Stock upon the exercise of 16,000,000 warrants to purchase an aggregate of 16,000,000 shares of Common Stock. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock or private placement warrants, as applicable. See “Plan of Distribution.”

The following table does not include up to 10,000,000 shares of Common Stock issuable upon exercise of the public warrants, originally issued in the IPO of Tuatara at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock of Tuatara and one-half of one public warrant by holders thereof.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Unless otherwise noted, the business address of each of those listed in the table is c/o SpringBig Holdings, Inc., 621 NW 53rd Street, Suite 340, Boca Raton, Florida 33487.

	Securities Beneficially Owned Prior to this Offering		Securities to be Registered in this Offering(1)		Securities to be Beneficially Owned After this Offering
Name of Selling Securityholder	Common Stock(2)	Warrants(3)	Common Stock(2)	Warrants(3)	Common Stock(2)%		Warrants(3)%
Tuatara Capital Fund II, L.P.(4)	4,470,000	6,000,000	4,470,000	6,000,000	-	-	-	-
Michael Finkelman	40,000	-	40,000	-	-	-	-	-
Key Investment Partners Fund I LP	344,885	-	344,885	-	-	-	-	-
KP Capital LLC	779,404	-	779,404	-	-	-	-	-
Jeffrey Harris(5)	2,510,959	-	2,510,959	-	-	-	-	-
Medici Holdings V, Inc.(5)	4,743,120	-	4,743,120	-	-	-	-	-
Argonautic Ventures Master SPC	906,873	-	906,873	-	-	-	-	-
Paul Sykes	520,350	-	520,350	-	-	-	-	-
Salex Capital, LLC	552,060	-	552,060	-	-	-	-	-
Manja Lyssy Revocable Trust	879,007	-	879,007	-	-	-	-	-
Halley Venture Fund I LP(6)	241,006	-	241,006	-	-	-	-	-
Halley Venture Fund II LP(6)	964,017	-	964,017	-	-	-	-	-
Altitude Investment Partners, LP	1,528,295	-	1,528,295	-	-	-	-	-
Soctech Israel, LLC	473,093	-	473,093	-	-	-	-	-
Gamson Family Revocable Trust	1,306,326	-	1,306,326	-	-	-	-	-
Green Acre Capital Fund I LP	967,757	-	967,757	-	-	-	-	-
TVC Capital IV, L.P.	2,495,499	-	2,495,499	-	-	-	-	-
Michael Faber	541,362	-	541,362	-	-	-	-	-
Douglas J. Stukel	150,000	-	150,000	-	-	-	-	-
Michael A. Gross	1,275,000	-	1,275,000	-	-	-	-	-

	Securities Beneficially Owned Prior to this Offering		Securities to be Registered in this Offering(1)		Securities to be Beneficially Owned After this Offering
Name of Selling Securityholder	Common Stock(2)	Warrants(3)	Common Stock(2)	Warrants(3)	Common Stock(2)%		Warrants(3)%
Jason Wright	425,000	-	425,000	-	-	-	-	-
Shalcor Management Inc.(7)	23,979,796	-	23,979,796	-	-	-	-	-
Lightbank II, L.P.(8)	19,280,231	-	19,280,231	-	-	-	-	-
Balkin Family Investments, LLC(9)	1,205,023	-	1,205,023	-	-	-	-	-
Bob Feig(9)	1,205,023	-	1,205,023	-	-	-	-	-
MWAD Alt Investments LLC(9)	964,017	-	964,017	-	-	-	-	-
Gilad Ottensoser(9)(10)	723,011	-	723,011	-	-	-	-	-
CR Financial Holdings, Inc.(9)(10)	602,511	-	602,511	-	-	-	-	-
Wayland Investments, LLC(9)(10)	602,511	-	602,511	-	-	-	-	-
Jeff Rosenberg(9)	241,006	-	241,006	-	-	-	-	-
Jon Trauben(9)	120,506	-	120,506	-	-	-	-	-
Jaret Christopher(11)(12)	772,133	-	772,133	-	-	-	-	-
David Schachter(11)	181,117	-	181,117	-	-	-	-	-
Luis Aristides Diaz Madrid(11)	238,313	-	238,313	-	-	-	-	-

(1)	The amounts set forth in this column are the number of Common Stock and private placement warrants that may be offered for sale from time to time by each Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock or warrants that the Selling Securityholder may own beneficially or otherwise.

(2)	Represents our Common Stock, including Common Stock underlying options, as applicable.

(3)	Represents the private placement warrants.

(4)	Includes 3,870,000 shares of Common Stock held by TCAC Sponsor, LLC and 600,000 PIPE shares held by Tuatara Capital Fund II, L.P. Tuatara Capital Fund II, L.P. (“Fund II”) is the sole member of TCAC Sponsor, LLC. Accordingly, shares of Common Stock held by TCAC Sponsor, LLC may be attributed to Fund II. Fund II is controlled by a board of managers comprised of three individuals - Albert Foreman, Mark Zittman and Marc Riiska. Any action by our Sponsor with respect to our company or the founders’ shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers of Fund II. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Fund II’s managers, none of the managers is deemed to be a beneficial owner of our Sponsor’s securities, even those in which he holds a pecuniary interest. Accordingly, none of the managers is deemed to have or share beneficial ownership of the founders’ shares held by the Sponsor. Sergey Sherman, a member of the board of directors of the Company, serves as Managing Director – Investments of Tuatara Capital, L.P., an affiliate of our Sponsor.

(5)	Includes 1,225,605 shares of Common Stock owned outright and 1,285,354 Conversion Shares. Excludes the shares of Common Stock held by Medici Holdings V, Inc., an estate planning vehicle through which Mr. Harris shares ownership with family members of Mr. Harris and for which Mr. Harris may be deemed to have investment discretion and voting power. See above under “Summary of the Prospectus—Recent Developments—Jeffrey Harris Resignation.”

(6)	Represents Conversion Shares.

(7)	Represents Conversion Shares. Mark L. Silver is the President of Shalcor and as such could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by Shalcor, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. In connection with the Nomination Agreement, Mr. Silver joined the board of directors of the Company on May 10, 2024.

(8)	Includes 19,280,231 Conversion Shares. The Convertible Notes and the Senior Secured Term Promissory Notes due 2027 are held for the account of Lightbank II, L.P. (“Lightbank II”), an investment fund managed by Lightbank Asset Management, LLC (“LAM”). Eric Lefkofsky is the Co-Managing Partner of LAM. As a result, each of LAM and Mr. Lefkofsky share voting and investment control over the securities held for the account of Lightbank II. In addition, on January 23, 2024, Lightbank II entered into the Nomination Agreement with the Company and Shalcor Management, Inc. In connection with the Nomination Agreement, Matt Sacks, the Co-Managing Partner of Lightbank II, joined the board of directors of the Company on January 23, 2024.

(9)	Represents Conversion Shares.

(10)	The selling stockholder has advised us that it is an affiliate of a broker-dealer, and has also represented to us that it acquired the securities in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.
(11)	Represents VICE Acquisition Shares.
(12)	Serves as the Company’s Chairman and Chief Executive Officer.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of our shares of Common Stock and warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and is applicable only to holders who are receiving our securities in this offering.

This discussion is based on the Code of 1986, as amended (the “Code”), laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in U.S. federal income tax consequences different from those described below. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;

●	insurance companies;

●	mutual funds;

●	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

●	persons that actually or constructively own five percent or more (by vote or value) of the outstanding Common Stock;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules;

●	persons holding securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

●	regulated investment companies or real estate investment trusts; certain expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	U.S. expatriates of former long-term residents of the U.S.;

●	controlled foreign corporations and passive foreign investment companies;

●	tax-exempt entities;

●	persons required to accelerate the recognition of any item of gross income with respect to securities as a result of such income being recognized on an applicable financial statement; or

●	the Sponsor or its affiliates.

If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner, member or other beneficial owner in such partnership or other pass-through entity will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership or other pass-through entity holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition ownership, and disposition of our securities.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES AND IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial holder of our securities who or that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of our securities who or that is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “-U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum preferential tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a U.S. Holder that is a taxable corporation will generally not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders will generally be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities-Warrants-Public Shareholders’ Warrants”. An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Common Stock, in each case which is taxable to such U.S. Holders as described under “-U.S. Holders-Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Generally, a U.S. Holder’s adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants

A U.S. Holder will generally recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock and warrants. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the Common Stock or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock or warrant so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock or warrant will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Exercise, Lapse or Redemption of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder will generally not recognize gain or loss on the acquisition of our Common Stock upon the exercise of a warrant for cash. The U.S. Holder’s tax basis in the share of our Common Stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case, the holding period will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Although we expect a U.S. Holder’s cashless exercise of our warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Common Stock received would generally equal the U.S. Holder’s tax basis in the warrant exercised. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Common Stock would either include the period during which the U.S. Holder held the warrant or be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the warrant or the following day. If, however, a cashless exercise is treated as a recapitalization, the holding period of the Common Stock would include the holding period of the warrant.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered a number of warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised (except for any such tax basis allocable to the surrendered warrants) and the exercise price of such warrants. As noted above, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities-Warrants-Public Shareholders’ Warrants” or if we purchase warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (“IRS”).

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and are not attributable to a U.S. permanent establishment under an applicable treaty), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “-Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “-Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities-Warrants-Public Stockholders’ Warrants.”. An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property, such as securities, to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Common Stock, in each case which is taxable to such non-U.S. Holders a distribution as described under “-Non-U.S. Holders-Taxation of Distributions” above. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or warrants (including a redemption of our warrants), unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. Holder. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe we are not, have not been and do not anticipate becoming a USRPHC, however there can be no assurances in this regard. You are urged to consult your own tax advisors regarding the application of these rules.

Exercise, Lapse or Redemption of a Warrant

The characterization for U.S. federal income tax purposes of the exercise, lapse or redemption of a non-U.S. Holder’s warrant will generally correspond to the U.S. federal income tax treatment of the exercise, lapse, or redemption of a warrant by a U.S. Holder described under “-U.S. Holders-Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the tax consequences to the non-U.S. Holder would be similar to those described above in “-Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Common Stock and warrants. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person (by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption) in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends (including constructive dividends) in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

We are registering the issuance of 16,000,000 Common Stock issuable by us upon exercise of the public warrants and the private placement warrants.

We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of (A) up to 21,590,291 shares of Common Stock consisting of (i) 1,341,356 PIPE shares, (ii) 4,000,000 Founder Shares and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuance upon the exercise of the warrants described above, (C) 6,000,000 private placement warrants, (D) up to 1,700,000 shares of Common Stock as YB Shares, (E) up to 691,362 shares of Common Stock as Service Shares, (F) up to 1,191,563 shares of Common Stock as VICE Acquisition Shares and (G) up to 51,414,012 shares of Common Stock as Conversion Shares, from time to time, through any means described herein.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. With respect to Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. In such case, we could potentially receive up to an aggregate of approximately $184 million from the exercise of all such warrants, assuming the exercise in full of all such warrants for cash at the $11.50 exercise price; we cannot predict when or whether the warrants will be exercise, or whether some or all may expire unexercised. We believe the likelihood that the securityholders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the shares of Common Stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Common Stock or warrants. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

●	in at the market offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

●	by pledge to secure debts and other obligations;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Common Stock, such Selling Securityholder may transfer shares of Common Stock or warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock are currently quoted for trading on OTCQB Market under the symbol “SBIG.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a post-effective amendment to this registration statement disclosing (i) the name of each such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of shares of Common Stock involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. A post-effective amendment disclosing such an agreement would require the suspension of sales by the Selling Securityholders until the post-effective amendment is declared effective.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Benesch, Friedlander, Coplan & Aronoff LLP.

EXPERTS

The consolidated financial statements of SpringBig Holdings, Inc. as of December 31, 2024 and for the year ended December 31, 2024 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon which reports expresses an unqualified opinion, have been incorporated by reference in this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SpringBig Holdings, Inc. as of December 31, 2023 and for the year ended December 31, 2023 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon which reports expresses an unqualified opinion, have been incorporated by reference in this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits to the registration statement.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.springbig.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INFORMATION INCORPORATED BY REFERENCE

We furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Instead of repeating information that we have already filed with the SEC, we are allowed to “incorporate by reference” in this prospectus information contained in those documents we have filed with the SEC. These documents are considered to be part of this prospectus.

We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholders sell all of the shares of common stock offered by this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025, as amended by Amendment No. 1 to Form 10-K/A, filed with the SEC on April 30, 2025;

●	our definitive proxy statement on Schedule 14A, filed with the SEC on February 10, 2025;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025, and the quarter ended June 30, 2025, filed with the SEC on August 14, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 22, 2025, January 31, 2025, March 21, 2025, April 3, 2025, April 29, 2025, May 13, 2025 and August 6, 2025;

●	our Current Report on Form 8-K filed with the SEC on August 4, 2025, as amended by our Current Report on Form 8-K/A filed with the SEC on August 13, 2025; and

●	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 10, 2021, pursuant to Section 12 of the Exchange Act, including any subsequently filed amendments and reports updating such description.

Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination or completion of the offering made pursuant to this prospectus will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus; provided, however, we are not incorporating by reference any documents or portions of documents deemed to have been furnished rather than filed in accordance with SEC rules.

Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Item 2.02 or 7.01 of Form 8-K are not incorporated herein by reference.

At your verbal or written request, we will provide you, without charge, a copy of any of the documents we have incorporated by reference into this prospectus but not delivered with the prospectus (other than exhibits to such documents, unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Requests should be directed to: SpringBig Holdings, Inc., 621 NW 53rd Street, Suite 340, Boca Raton, Florida 33487, Attn: Jason Moos, Chief Financial Officer or by contacting our Chief Financial Officer at (800) 772-9172. You also may access these filings on our website at https://investors.springbig.com/. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC at http://www.sec.gov.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

16,000,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

25,173,216 SHARES OF COMMON STOCK

6,000,000 PRIVATE WARRANTS

51,414,012 SHARES OF COMMON STOCK UNDERLYING

CONVERTIBLE NOTES

PROSPECTUS

    , 2025

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$49.95
Legal fees and expenses	$25,000
Accounting fees and expenses	$30,000
Financial printing and miscellaneous	$9,950.05
Total	$65,000

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Holder, however, will bear all underwriting commissions and discounts, if any, attributable to its sale of the securities. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item 14.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders or monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our charter limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Our charter requires us to indemnify and advance expenses to each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. Such obligations would require indemnification of our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under an indemnification agreement. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15.	Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us since January 1, 2022. None of the following transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

●	Tuatara’s sponsor purchased an aggregate of 6,000,000 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the initial public offering. Each private placement warrant may be exercised for one Common Shares at a price of $11.50 per share, subject to adjustment. The private placement warrants (including the shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the initial business combination.

●	On June 14, 2022, at the first closing under the Notes and Warrants Purchase Agreement, we issued and sold to L1 (i) a Note in the principal amount of $11,000,000 and (ii) a five-year warrant to purchase 586,980 shares of our Common Stock at an exercise price of $12.00 per share, for total cash consideration to the Company of $10,000,000

●	On June 14, 2022, we issued 1,310,000 Common Shares pursuant to the Subscription Agreements entered into in connection with the PIPE Subscription Financing for aggregate consideration of $13.1 million, plus 31,356 shares paid to certain investors pursuant to the convertible notes with such investors.

●	On September 9, 2022, we issued 877,193 shares of our Common Stock (such shares, the “Commitment Fee Shares”) to Cantor. We issued the Commitment Fee Shares as consideration for Cantor’s irrevocable commitment to purchase additional shares of Common Stock at our election in our sole discretion, from time to time upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement. The Common Stock Purchase Agreement established a committed equity facility pursuant to which we may in the future, from time to time, at our election in our sole discretion, upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement issue and sell to the Cantor additional shares of our Common Stock. Effective as of August 30, 2023, the Common Stock Purchase Agreement was terminated in accordance with its terms.

●	On December 2, 6, 9, and 13, 2022, we issued 80,770, 80,770, 91,481, and 98,224, respectively, for a total of 351,245 shares of our Common Stock (such shares, the “L1 Shares”) to the Investor. We issued the L1 Shares as consideration for repayment of a portion of the amounts payable under the L1 Notes.

●	Effective September 13, 2023, pursuant to the Settlement Agreement, the Company issued 1,700,000 shares of our Common Stock, in the aggregate to Michael Gross and Jason Wright, which did not involve any underwriters, underwriting discounts or commissions, or any public offering.

●	Effective September 29, 2023, the Company issued 150,000 shares of common stock to Douglas J. Stukel in exchange for services rendered to the Company, which did not involve any underwriters, underwriting discounts or commissions, or any public offering.

●	Effective November 15, 2023, the Company issued 286,260 shares of common stock to Michael Faber in exchange for services rendered to the Company, which did not involve any underwriters, underwriting discounts or commissions, or any public offering.

●	In connection with the Debt Settlement Agreement on January 16, 2024, the Company issued 1,000,000 shares of Common Stock to the Holder, which did not involve any underwriters, underwriting discounts or commissions, or any public offering.

●	On February 27, 2024, we issued 255,102 shares of our common stock to Michael Faber, a former advisor to the Company. We issued the shares as consideration for advisory services. The issuance did not involve any underwriters, underwriting discounts or commissions, or any public offering.

●	On July 31, 2025, we issued 772,133 shares of Common Stock to Mr. Christopher, 181,117 shares of Common Stock to Mr. Schachter and 238,313 shares of Common Stock to Mr. Madrid as VICE Acquisition Shares pursuant to the Equity Purchase Agreement. The issuances did not involve any underwriters, underwriting discounts or commissions, or any public offering.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

●	On January 23, 2024, we issued a total of $6.4 million of Senior Secured Convertible Promissory Notes and (ii) a total of $1.6 million of Senior Secured Term Promissory Notes in a private placement with the purchasers party thereto. The issuances of the Convertible Notes and Term Notes did not involve any public offering. The Company completed these issuances in a transaction not requiring registration under Section 5 of the Securities Act, in reliance on the exemption afforded by Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder.

Item 16.	Exhibits.

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
2.1	Amended and Restated Merger Agreement with Amendment No. 1.	Proxy Statement / Prospectus	Annex A	May 17, 2022	333-262628
3.1	Certificate of Incorporation of SpringBig Holdings, Inc.	10-K	3.1	March 28, 2023	001-40049
3.2	By-Laws of SpringBig Holdings, Inc.	10-K	3.2	March 28, 2023	001-40049
4.1	Senior Secured Original Issue Discount Convertible Promissory Note dated June 14, 2022 between SpringBig Holdings, Inc. and the holder party thereto.	8-K	4.1	June 21, 2022	001-40049
4.2	Common Stock Purchase Warrant SpringBig Holdings Inc.	8-K	4.2	June 21, 2022	001-40049
4.3	Amendment to Secured Original Issue Discount Convertible Promissory Note dated December 1, 2022 between SpringBig Holdings, Inc. and the holder party thereto.	8-K/A	10.1	December 1, 2022	001-40049
4.4	Description of Securities of SpringBig Holdings Inc.	10-K	4.4	March 28, 2025	001-40049
4.5	Warrant Agreement, dated as of February 11, 2021, by and between Tuatara Capital Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.1	February 17, 2021	001-40049
4.6	Senior Secured Convertible Promissory Note of SpringBig Holdings, Inc., dated as of January 23, 2024.	8-K	4.1	January 24, 2024	001-40049
4.7	Senior Secured Term Promissory Note of SpringBig Holdings, Inc., dated as of January 23, 2024.	8-K	4.2	January 24, 2024	001-40049
4.8	First Amendment to SpringBig Holdings, Inc. Senior Secured Term Promissory Note	10-Q	4.1	November 13, 2024	001-40049
4.9	First Amendment to SpringBig Holdings, Inc. Senior Secured Convertible Promissory Note	10-Q	4.2	November 13, 2024	001-40049
5.1*	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.
10.1	Form of Sponsor Escrow Agreement.	8-K	10.1	June 21, 2022	001-40049
10.2	Amended and Restated Registration Rights Agreement, dated June 14, 2022, by and among New SpringBig, the Sponsor and other holders party thereto.	8-K	10.2	June 21, 2022	001-40049
10.3	Form of Subscription Agreement.	8-K	10.2	November 9, 2021	001-40049
10.4	Securities Purchase Agreement, dated April 29, 2022, among Tuatara Capital Acquisition Corporation, and L1 Capital Global Opportunities Master Fund.	8-K	10.1	May 2, 2022	001-40049
10.5	Registration Rights Agreement, dated June 14, 2022, among SpringBig Holdings, Inc. and the investors party thereto.	8-K	10.5	June 21, 2022	001-40049
10.6#	SpringBig Holdings, Inc. 2022 Amended and Restated Long-Term Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2023).	DEF 14A	Appendix B	April 28, 2023	001-40049
10.7#	Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Jeffrey Harris.	8-K	10.7	June 21, 2022	001-40049

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
10.8#	Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Paul Sykes.	8-K	10.8	June 21, 2022	001-40049
10.9†	Purchase Agreement, dated April 29, 2022, between Tuatara Capital Acquisition Corporation and CF Principal Investments LLC.	8-K	10.2	May 2, 2022	001-40049
10.10	Registration Rights Agreement, dated April 29, 2022, between Tuatara Capital Acquisition Corporation and CF Principal Investments LLC.	8-K	10.3	May 2, 2022	001-40049
10.11†	Amendment No. 1 to Purchase Agreement, dated July 20, 2022, by and between SpringBig Holdings, Inc. and CF Principal Investments LLC.	S-1	10.11	July 22, 2022	333-266293
10.12	Amendment to Purchase Agreement, dated December 1, 2022, by and between SpringBig Holdings, Inc. and L1 Capital Global Opportunities Master Fund.	8-K/A	10.1	December 1, 2022	001-40049
10.13	Amendment No. 2 to Purchase Agreement, dated December 28, 2022, by and between SpringBig Holdings, Inc. and L1 Capital Global Opportunities Master Fund.	8-K	10.1	December 29, 2022	001-40049
10.14	Settlement Agreement, dated September 7, 2023, by and between Yuzz Buzz, LLC, Jason Wright, and Michael Gross, on the one hand, and SpringBig, Inc., Medici Holdings V, Inc. (f/k/a SpringBig, Inc.), SpringBig Holdings, Inc. and Jeffrey Harris, on the other hand.	8-K	10.1	September 13, 2023	001-40049
10.15	Standard Merchant Cash Advance Agreement, dated as of July 25, 2023, by and between SpringBig Holdings, Inc. and Cedar Advance LLC.	10-Q	10.2	November 13, 2023	001-40049
10.16	Agreement for the Purchase and Sale of Future Receipts, dated as of October 13, 2023, by and between SpringBig, Inc. and Agile Capital Funding LLC.	10-Q	10.3	November 13, 2023	001-40049
10.17	Debt Settlement Agreement, dated as of January 16, 2024, by and among SpringBig Holdings, Inc., SpringBig, Inc. and L1 Capital Global Opportunities Master Fund.	8-K	10.1	January 24, 2024	001-40049
10.18	Note Purchase Agreement, dated January 23, 2024, by and among SpringBig Holdings, Inc. and the purchasers party thereto.	8-K	10.2	January 24, 2024	001-40049
10.19	Registration Rights Agreement, dated January 23, 2024, by and among SpringBig Holdings, Inc. and the investors party thereto.	8-K	10.3	January 24, 2024	001-40049
10.20	Director Nomination Agreement, dated January 23, 2024, by and among SpringBig Holdings, Inc., Shalcor Management, Inc. and Lightbank II, L.P.	8-K	10.1	January 29, 2024	001-40049

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
10.21#	Form of Restricted Stock Unit Agreement.	S-8	99.2	August 22, 2022	333-267011
10.22	Separation and Release of Claims Agreement, dated as of January 15, 2025, by and between SpringBig, Inc., SpringBig Holdings, Inc. and Jeffrey Harris	8-K	10.1	January 22, 2025	001-40049
10.23	Separation and Release of Claims Agreement, dated as of January 15, 2025, by and between SpringBig, Inc., SpringBig Holdings, Inc. and Paul Sykes	8-K	10.2	January 22, 2025	001-40049
10.24#	Offer Letter between SpringBig Holdings, Inc. and James Cabral.	8-K	10.1	May 13, 2025	001-40049
10.25#	Offer Letter between SpringBig Holdings, Inc. and Jason Moos.	8-K	10.2	May 13, 2025	001-40049
10.26†	Equity Purchase Agreement, dated as of July 31, 2025, by and among SpringBig Holdings, Inc., VICE CRM, LLC, Jaret Christopher, David Schachter, and Luis Aristides Diaz Madrid.	8-K	10.1	August 6, 2025	001-40049
10.27#	First Amendment to the Separation Agreement, dated as of May 7, 2025, by and between SpringBig Holdings, Inc. and Paul Sykes.	10-Q	10.4	August 14, 2025	001-40049
10.28#	Form of Restricted Stock Award Agreement.	S-8	99.3	August 29, 2025	333-289956
16.1	Letter from Marcum LLP, dated April 10, 2024, to the Securities and Exchange Commission.	8-K	16.1	April 11, 2024	001-40049
21.1	Subsidiaries of SpringBig Holdings, Inc.	10-K	21.1	March 28, 2025	001-40049
23.1*	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm of SpringBig Holdings, Inc.
23.2*	Consent of Marcum LLP, Independent Registered Public Accounting Firm of SpringBig Holdings, Inc.
23.3*	Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (incorporated by reference to the signature page of the Registration Statement on Form S-1).
99.1	Email from Jeffrey Harris, dated July 29, 2025.	8-K/A	17.1	August 13, 2025	001-40049
99.2	Letter from Jeffrey Harris, dated August 11, 2025.	8-K/A	17.2	August 13, 2025	001-40049
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Filing Fee Table

*	Filed herewith.

#	Indicates management contract or compensatory plan or arrangement.

†	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 29, 2025.

SPRINGBIG HOLDINGS, INC.

By:	/s/ Jaret Christopher
	Name:	Jaret Christopher
	Title:	Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each of the undersigned constitutes and appoints Jaret Christopher and Jason Moos his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jaret Christopher	Chief Executive Officer and Chairman of the Board of Directors	August 29, 2025
Jaret Christopher	(principal executive officer)

/s/ Jason Moos	Chief Financial Officer (principal financial officer and	August 29, 2025
Jason Moos	principal accounting officer)

/s/ Matt Sacks	Director	August 29, 2025
Matt Sacks

/s/ Sergey Sherman	Director	August 29, 2025
Sergey Sherman

/s/ Marc Shiffman	Director	August 29, 2025
Marc Shiffman

/s/ Mark Silver	Director	August 29, 2025
Mark Silver